UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 2, 2020

AMERICAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-55456	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12115 Visionary Way, Suite 174, Fishers Indiana, 46038
 (Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On April 2, 2020, American Resources Corporation (“ARC” or the “Company”) closed on an initial $13.39 million of convertible debt, which is comprised of $12.19 million of existing term loan and payables which will refinance existing indebtedness from the balance sheet, plus an additional $1.2 million to be used for other corporate purposes described in the agreements (the “Convertible Debt”). The Company has the ability to raise up to a total of $25 million over the next 30 days under this Convertible Debt, unless expanded and or extended by the Company

The two-year term Convertible Debt bears a 12.5% annual interest and is convertible into Class A Common Stock at $1.05 per share at the option of the investor. Additionally, and in connection with the loan agreement, the Company issued lenders thereunder warrants to purchase shares of Class A Common Stock in the amount of ten percent of the number of shares to the principal amount lent to the Company. Each warrant will carry a two-year term with an exercise price of $1.50. Attached are the form agreements used pursuant to Convertible Debt.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
99.1	Convertible Note Purchase Agreement
99.2	Convertible Senior Note
99.3	Warrant C

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: April 8, 2020	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer